Exhibit 99.1
athenahealth Appoints New CFO

Company Separates Chief Financial and Administrative Role; CFAO Kristi Matus Steps Down

WATERTOWN, Mass. – May 19, 2016 – athenahealth, Inc. (NASDAQ: ATHN), a leading provider of network-enabled services and mobile applications for health care providers nationwide, today announced changes to its leadership team. The company will conduct a conference call tomorrow, Friday, May 20, 2016, at 8:00 a.m. Eastern Time to provide remarks and address any questions on this news.

Current Vice President and Controller, Karl Stubelis, is being promoted to Senior Vice President and Chief Financial Officer (CFO) while athenahealth launches a search for a Senior Vice President of Talent and Culture who will oversee athenahealth’s initiatives to retain and scale its core cultural identity and foster employee engagement.

Due to the bifurcation of her two primary areas of responsibility, Kristi Matus, currently the company’s Chief Financial and Administrative Officer, has decided to leave athenahealth to pursue new challenges, effective May 31, 2016.

“Kristi has been a valuable member of the management team and a key contributor to our growth through the one billion dollar revenue ceiling," said Jonathan Bush, CEO of athenahealth. “I can’t thank Kristi enough for her hard work in helping us get to this point and wish her the best in future endeavors.”

Mr. Stubelis is currently athenahealth’s Vice President and Corporate Controller, a role in which he has held responsibility for financial planning and analysis, accounting, internal audit, and treasury functions. Mr. Stubelis has proven leadership skills and a track record of successes including initiating the company’s program to put new financial infrastructure in place. He has been with athenahealth since 2013 and previously served as acting CFO prior to Ms. Matus’ appointment. As CFO, he will also oversee the company’s investor relations activities. Mr. Stubelis has more than 25 years of finance and operations experience. Prior to joining athenahealth, he spent nearly a decade in finance leadership roles at Sapient Corporation, and previously held management positions within a range of companies and at accounting firms.

Mr. Bush added: “Karl has been instrumental in modernizing our finance infrastructure to allow us to efficiently operate as a larger company. His experience working with growth companies and multi-billion dollar revenue enterprises positions him extremely well to support our continued growth and operations as a maturing business.”

Conference Call Information
athenahealth will hold a live conference call on Friday, May 20 at 8:00 am ET to provide remarks and address questions with the investor community regarding this announcement. Please dial (877) 853-5645 (or (408) 940-3868 for international calls), using conference code No. 14263800 to join. A replay will be available for one week following the conference call at 855-859-2056 (and 404-537-3406 for international calls) using conference code No. 14263800.

About athenahealth, Inc.
athenahealth is a leading provider of network-enabled services for electronic health records (EHR), revenue cycle management and  medical billing, patient engagement,care coordination, and population health management, as well as Epocrates and other point-of-care mobile apps. We connect care and drive meaningful, measurable results for more than 78,000 healthcare providers nationwide. For more information, please visit www.athenahealth.com.

Contact Info:
Dana Quattrochi
athenahealth, Inc. (Investors)
investorrelations@athenahealth.com
617-402-1329

Holly Spring
athenahealth, Inc. (Media)
media@athenahealth.com
617-402-1631